NewsLine
November 20, 2020
TO ALL MEMBERS:

2020 BOARD OF DIRECTORS ELECTION RESULTS
FOUR DIRECTORS ELECTED TO FILL FOUR-YEAR TERMS
J. LYNN ANDERSON ELECTED CHAIR

We are pleased to announce the results of the 2020 FHLB Cincinnati Board of Directors (Board) election. In this election, two Ohio Member Directors, and two at-large Independent Directors were elected to the Board. From Ohio, Brady T. Burt and James J. Vance were reelected. J. Lynn Anderson Columbus, Ohio was reelected and Kristin H. Darby, Nashville, Tennessee, was elected to serve as Independent Directors.

All four directors will serve four-year terms commencing January 1, 2021, and expiring December 31, 2024. The Board ratified election results and took additional action to name a Chair at its meeting, November 19, 2020.

The Board elected J. Lynn Anderson to serve as Chair of the Board. Ms. Anderson, a CPA, is the retired President & CEO of Nationwide Bank, Columbus, Ohio. She currently serves as board chair of Columbus-based National Church Residences, the nation’s largest not-for-profit provider of affordable senior housing. She has served on the FHLB Board since 2012, including as Audit Committee Chair since 2016. Her two-year term as Board Chair commences January 1, 2021, and expires December 31, 2022.

MEMBER DIRECTOR ELECTION RESULTS

In Ohio, six candidates ran for two open seats. The two candidates receiving the highest number of votes were elected to the Board. The election results are provided below.

Number of eligible Ohio voting members: 302
Total eligible Ohio votes to be cast: 4,355,956

James J. Vance (Re-elected)
SVP & Co-Chief Investment Officer
Western-Southern Life Assurance Co., Cincinnati
Total votes received: 1,199,680

Brady T. Burt (Re-elected)
CFO
Park National Bank, Newark
Total votes received: 1,098,734

Jon W. Park
Chairman /CEO
Westfield Bank, Seville
Total votes received: 690,487

Christine Blake
President/CEO
Cardinal Credit Union, Mentor
Total votes received: 623,692

William M. Tuttamore
President/CEO
The Marblehead Bank, Marblehead
Total votes received: 333,887

Archie M. Brown
President/CEO
First Financial Bank, Cincinnati
Total votes received: 286,999

INDEPENDENT DIRECTOR ELECTION RESULTS

In the at-large election of two Independent Directors, the Board nominated incumbent Director Ms. J. Lynn Anderson Retired Financial Services Executive, Nationwide and Chair, National Church Residences, Columbus, OH, and Ms. Kristin H. Darby, Chief Information Officer, Envision Healthcare, Nashville, TN, to run for the open seats. Ms. Anderson’s seat is designated as a Public Interest Director position. As shown below, Ms. Anderson and Ms. Darby exceeded the 20 percent minimum regulatory requirement of votes eligible to be cast and are thereby elected to the Board:

Number of eligible voting members: 639
Total eligible votes to be cast: 7,076,333
J. Lynn Anderson (re-elected)
Retired Financial Services Executive, Nationwide; Chair, National Church Residences
Columbus, OH
Total votes received: 2,690,456
Percent of votes eligible to be cast: 38.0%

Kristin H. Darby (elected)
Chief Information Officer, Envision Healthcare
Nashville, TN
Total votes received: 2,251,952
Percent of votes eligible to be cast: 31.8%

On behalf of the Board and staff, I would like to thank our members for participating in the director election and would also like to congratulate our newly elected and returning Directors.

Andrew S. Howell
President and CEO